Exhibit 16.1

September 23, 2026

Securities and Exchange Commission

100 F Street, Northeast

Washington, DC 20549

Commissioners:

We have read the statements made by SharonAI Holdings Inc. under item 4.01 of its Form 8-K dated September 24, 2026. We agree with these statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of SharonAI Holdings Inc. contained therein.

Regards,

/s/ HoganTaylor LLP

Tulsa, Oklahoma